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                                                             EXHIBIT 11.1

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
            Twenty-Six Weeks Ended June 26, 1994 and June 27, 1993

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1994                  1993
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                        $28,351    28,351     53,730    53,730
Interest and amortization on 6%
 convertible notes, net of taxes         -         -(a)       -     2,929
                                    ------    ------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                             28,351    28,351     53,730    56,659
Cumulative effect of change in
 accounting principles              (4,282)   (4,282)         -         -
                                    ------    ------     ------    ------
Net earnings applicable to
     common shares                 $24,069    24,069     53,730    56,659
                                    ======    ======     ======    ======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                           87,795    87,795     87,176    87,176
  Actual exercise of stock
   options and warrants                168       168        156       156
  Assumed exercise of stock
   options and warrants              2,008     2,008      2,451     2,790
  Assumed conversion of 6%
   convertible notes                     -         -(a)       -     5,114
  Purchase of common stock              (3)       (3)         -         -
                                    ------    ------     ------    ------
  Total                             89,968    89,968     89,783    95,236
                                    ======    ======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles           $   .32       .32        .60       .59
  Cumulative effect of change
   in accounting principles           (.05)     (.05)         -         -
                                    ------    ------     ------    ------
  Net earnings                     $   .27       .27        .60       .59
                                    ======    ======     ======    ======

(a) The effect of these notes in 1994 is antidilutive and as such is not included.
(b) Computation to arrive at the average number is a weighted average computation.

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